Exhibit 99.1

Investors Contact: Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	Media Contact: John Christiansen/David Isaacs Sard Verbinnen & Co +1 (415) 618-8750 jchristiansen@sardverb.com/disaacs@sardverb.com

QUALYS ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

Revenue Growth of 24% Year-Over-Year

GAAP EPS $0.08, Non-GAAP EPS $0.15

REDWOOD CITY, CA – May 4, 2015 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the first quarter ended March 31, 2015. For the quarter, the Company reported record revenues of $37.5 million, GAAP net income of $3.0 million, non-GAAP net income of $5.5 million, adjusted EBITDA of $12.0 million, GAAP earnings per diluted share of $0.08 and non-GAAP earnings per diluted share of $0.15.

Philippe Courtot, Chairman, President and Chief Executive Officer of Qualys, said, “We had a good quarter with continued success across our business, including laying the groundwork for three major new services that we launched at the RSA Conference last month. These launches, which collectively double our addressable market, include: first and foremost, our disruptive Cloud Agent Platform; second, the seamless integration of our Web Application Scanning and Web Application Firewall services, which is an industry first; and third, the extension to internal networks of our successful Continuous Monitoring solution for perimeters. We believe that these technological innovations and enhancements will provide Qualys with significant competitive and strategic advantages, and make our solutions even more strategic to our customers and partners. We have built a highly scalable Cloud Platform that provides enterprises of all sizes with a unified view of their security and compliance posture across legacy networks, virtual environments, web applications and endpoints.”

First Quarter 2015 Financial Highlights

Revenues: Revenues for the first quarter of 2015 increased by 24% to $37.5 million compared to $30.4 million for the same quarter in 2014. Revenue growth was driven by a combination of sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Deferred Revenues: Current deferred revenues increased by 23% to $87.9 million at March 31, 2015 compared to $71.4 million at March 31, 2014. Total deferred revenues increased by 22% to $98.0 million at March 31, 2015 compared to $80.3 million at March 31, 2014.

Gross Profit: GAAP gross profit for the first quarter of 2015 increased by 26% to $29.5 million compared to $23.5 million for the same quarter in 2014. GAAP gross margin was 79% for the first quarter of 2015 compared to 77% in the prior year’s first quarter. Non-GAAP gross profit increased by 26% to $29.9 million compared to $23.7 million in the same quarter in 2014. Non-GAAP gross margin was 80% for the first quarter of 2015 compared to 78% in the same quarter in 2014.

Operating Income: GAAP operating income for the first quarter of 2015 was $4.9 million compared to a loss of $0.3 million in the same quarter in 2014. Non-GAAP operating income for the first quarter of 2015 was $8.8 million compared to $1.9 million in the same quarter in 2014.

Net Income: GAAP net income for the first quarter of 2015 was $3.0 million, or $0.08 per diluted share, compared to a net loss of $0.4 million, or $0.01 loss per diluted share, for the same quarter in 2014. Non-GAAP net income for the first quarter of 2015 was $5.5 million, or $0.15 per diluted share, compared to non-GAAP net income of $1.7 million, or $0.05 per diluted share, for the same quarter in 2014.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the first quarter of 2015 increased by 156% to $12.0 million compared to $4.7 million for the same quarter in 2014. As a percentage of revenues, adjusted EBITDA increased to 32% for the first quarter of 2015 compared to 15% for the same quarter in 2014.

Cash Flows: The Company generated $10.0 million in net cash from operations in the first quarter of 2015 compared to $15.1 million in the same quarter last year. The Company generated $3.8 million in free cash flow (a non-GAAP financial measure) in the first quarter of 2015 compared to $11.3 million in the first quarter of 2014. Qualys defines free cash flows as cash provided by operating activities less purchases of property and equipment and capitalized software development costs.

First Quarter 2015 Business Highlights

Customers:

•	New customers included: ACI Worldwide, Airbnb, Alcatel-Lucent, Altisource Business Solutions, CGI India, The Cosmopolitan of Las Vegas, Diligenta, HealthNow New York, Integrys Energy Group, International Monetary Fund, Jaguar Land Rover Automotive, JCB Limited, KDDI Corporation, La Quinta Inns & Suites, MTN Group, Rightside and Tampa General Hospital.

New Services:

The first quarter was a pivotal period for the Qualys technology roadmap as the Company readied to deliver a number of new products and product enhancements that were launched at the April 2015 RSA Conference, including:

•	Cloud Agent Platform

The Qualys Cloud Agent Platform (CAP) is a disruptive technology that provides a new approach to continuously assess IT assets for their security and compliance posture. It extends the Qualys Cloud Platform by allowing the creation and distribution of 1Mbyte lightweight agents which can scale to millions of devices, including endpoints, servers or virtual machines in elastic cloud environments. These agents continuously collect and consolidate vulnerability and compliance data in real-time and update this data within the Qualys Cloud Platform for further analysis and correlation. We believe this is an innovative game changer for both Vulnerability Management and Policy Compliance, as it eliminates the need for scanning windows and authenticated scans, while making security assessments continuous instead of monthly or weekly. It also expands Qualys’ Vulnerability Management and Policy Compliance offerings to endpoints, which otherwise could not be reached with traditional scanning technologies.

•	Web Application Scanning and Firewall Integration

The latest Web Application Firewall (WAF) version 2.0 now provides tight integration with Qualys’ Web Application Scanning (WAS) and delivers virtual patching and event response capabilities, which enable organizations to fine-tune security policies, remove false positives and customize rules to leverage vulnerability data from Qualys’ WAS solution. Qualys WAF 2.0 also includes customizable event response, which helps customers evaluate and create exceptions to web events to better prioritize and mitigate vulnerabilities, making it one of the first end-to-end web application security services to combine WAF security rules and policies with WAS data to address web application security threats end-to-end.

•	Qualys’ Continuous Monitoring Service for Internal Networks

Qualys’ Continuous Monitoring Service for Internal Networks is an extension of the Company’s successful Continuous Monitoring Solution for Perimeters to also scan IT assets inside the enterprise, which allows businesses to proactively monitor both perimeter and internal IT assets and obtain real-time alerts to accelerate incident response.

Strategic Alliances and Partnerships:

•	Expanded our strategic alliances with the majority of Indian outsourcers including Cognizant, Infosys, HCL, TCS, TechMahindra and Wipro, as a result of their new focus on delivering security services to their clients worldwide.

Industry Recognition:

•	Honored by Frost & Sullivan with 2014 Company of the Year Award for product excellence, continued innovation and unique approach for delivering customers continuous security on a global scale.

•	Qualys Policy Compliance received Best Regulatory Compliance Solution at the 2015 U.S. SC Magazine Awards.

•	Qualys Web Application Scanning received “SANS Best of Awards” for Application Security in 2014 at SANS 2015 in Orlando, Florida.

Financial Performance Outlook

Second Quarter 2015 Guidance: Management expects revenues to be in the range of $39.5 million to $40.0 million. At the midpoint, this represents 23% growth over second quarter 2014 revenues. GAAP net income per diluted share is expected to be in the range of $0.02 to $0.04, which assumes an effective income tax rate of 38%, and non-GAAP net income per diluted share is expected to be in the range of $0.09 to $0.11, which assumes an effective non-GAAP income tax rate of 36%. Second quarter 2015 EPS estimates are based on approximately 38.5 million weighted average diluted shares outstanding for the quarter.

Full Year 2015 Guidance: Management expects revenues to be in the range of $165.0 million to $166.5 million, a decrease from the previous revenue guidance range of $167.3 million to $169.3 million. At the midpoint, this represents 24% growth over 2014 revenues, a decrease from the 26% midpoint of the previous revenue guidance range. Management reiterates its expectations for both GAAP and non-GAAP EPS estimates. GAAP net income per diluted share is expected to be in the range of $0.22 to $0.27, which assumes an effective income tax rate of 38%, and non-GAAP net income per diluted share is expected to be in the range of $0.50 to $0.55, which assumes an effective non-GAAP income tax rate of

36%. Full year 2015 EPS estimates are based on approximately 38.4 million weighted average diluted shares outstanding for the full year.

Don McCauley, Chief Financial Officer of Qualys, said, “In the first quarter, our core Vulnerability Management business growth declined slightly from 20% year-over-year growth in the fourth quarter of 2014 to 19% in the first quarter of 2015. While our growth rate for our other products remains unchanged, we project a lower growth rate for our Vulnerability Management business than we did at the beginning of 2015. As a result, we are adjusting Qualys’ full year revenue guidance to reflect a mid-point revenue growth rate of 24% instead of 26%. Importantly, our full year earnings guidance remains unchanged, reflecting our expectations that we will be able to effectively manage costs and leverage the strength of our platform.”

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its first quarter 2015 financial results today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #26694622. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud security and compliance solutions with over 7,700 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The Qualys Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accenture, Accuvant, BT, Cognizant Technology Solutions, Dell SecureWorks, Fujitsu, HCL Comnet, Infosys, NTT, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA.) For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: the growth of our business, including renewals, adoption of our existing solutions and our new offerings to both existing and new customers; our ability to effectively manage our costs; trends related to the diversification of our revenue base; the expansion of our partnerships and the related benefits of such partnerships; the threat environment in which we operate; the capabilities of our platform; our strategy, the scalability of our strategy, and ability to execute such strategy; our guidance for revenues, GAAP EPS and non-GAAP EPS for the second quarter and full year 2015, and our expectations for the number of weighted average diluted shares outstanding and effective income tax rate for the second quarter and full year 2015. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; the ability of our platform and solutions to perform as intended; customer acceptance and purchase of our existing solutions and new solutions; real or perceived defects, errors or vulnerabilities in our products or services; our ability to retain existing customers and generate new customers; the budgeting cycles, seasonal buying patterns and length of our sales cycle; our ability to manage costs as we increase our customer base and the number of our platform solutions; the market for cloud solutions for IT security and compliance not increasing at the rate we expect; competition from other products and services; fluctuations in currency exchange rates, unexpected fluctuations in our effective tax rate on a GAAP and non-GAAP basis, our ability to effectively manage our rapid growth and our ability to anticipate future market needs and opportunities; any unanticipated accounting charges; and general market, political, economic and business conditions in the United States as well as globally. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 6, 2015. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA and free cash flow.

Qualys also monitors operating measures including non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP operating metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA. Furthermore, Qualys uses these operating measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys monitors free cash flow as a liquidity measure to provide useful information to management and investors about the amount of cash generated by the Company that, after the acquisition of property and equipment and capitalized software development costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, adjusted EBITDA and free cash flow provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

Beginning in 2015, due to the recognition of deferred tax assets in 2014 and in order to provide a more complete picture of recurring core operating business results, the Company’s non-GAAP net income and non-GAAP net income per diluted share for 2015 include tax adjustments required to achieve the effective tax rate on a non-GAAP basis, which could differ from the GAAP effective tax rate. The

Company believes the non-GAAP effective tax rate, which is 36% in 2015, is a reasonable estimate under its global operating structure. The Company intends to re-evaluate the non-GAAP effective tax rate on an annual basis, however, it may adjust this rate during the year to take into account events or trends that it believes materially impact the estimated annual rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, significant changes resulting from tax legislation, material changes in geographic mix of revenues and expenses and other significant events.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$37,493	$30,356
Cost of revenues (1)	7,964	6,846

Gross profit	29,529	23,510
Operating expenses:
Research and development (1)	7,150	6,404
Sales and marketing (1)	11,443	12,492
General and administrative (1)	6,016	4,875

Total operating expenses	24,609	23,771

Income (loss) from operations	4,920	(261)
Other income (expense), net:
Interest expense	—	(4)
Interest income	101	108
Other income (expense), net	(178)	(92)

Total other income (expense), net	(77)	12

Income (loss) before income taxes	4,843	(249)
Provision for income taxes	1,841	182

Net income (loss)	$3,002	$(431)

Net income (loss) per share:
Basic	$0.09	$(0.01)

Diluted	$0.08	$(0.01)

Weighted average shares used in computing net income (loss) per share:
Basic	33,775	32,516

Diluted	38,235	32,516

(1) Includes stock-based compensation as follows:

Cost of revenues	$328	$149
Research and development	1,152	435
Sales and marketing	811	573
General and administrative	1,584	969

Total stock-based compensation	$3,875	$2,126

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
Net income (loss)	$3,002	$(431)
Available-for-sale investments:
Change in net unrealized gain (loss) on investments, net of zero tax	29	18
Less: reclassification adjustment for net realized gain included in net income (loss)	(4)	(6)

Net change, net of zero tax	25	12

Other comprehensive income, net	25	12

Comprehensive income (loss)	$3,027	$(419)

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$78,018	$76,504
Short-term investments	64,932	50,714
Accounts receivable, net	38,732	32,993
Deferred tax assets, current	6,862	8,520
Prepaid expenses and other current assets	7,305	6,528

Total current assets	195,849	175,259
Long-term investments	30,891	39,448
Property and equipment, net	28,279	26,618
Deferred tax assets, net	14,415	14,119
Intangible assets, net	1,903	2,001
Goodwill	317	317
Other noncurrent assets	2,254	2,262

Total assets	$273,908	$260,024

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,052	$5,661
Accrued liabilities	10,547	10,353
Deferred revenues, current	87,929	81,147

Total current liabilities	100,528	97,161
Deferred revenues, noncurrent	10,064	10,064
Other noncurrent liabilities	1,042	972

Total liabilities	111,634	108,197
Stockholders’ equity:
Common stock	34	34
Additional paid-in capital	202,553	195,133
Accumulated other comprehensive income	35	10
Accumulated deficit	(40,348)	(43,350)

Total stockholders’ equity	162,274	151,827

Total liabilities and stockholders’ equity	$273,908	$260,024

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$3,002	$(431)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	3,182	2,805
Bad debt expense	175	14
Loss on disposal of property and equipment	4	—
Stock-based compensation	3,875	2,126
Amortization of premiums and accretion of discounts on investments	168	136
Excess tax benefits from stock-based compensation	(91)	(17)
Deferred income taxes	1,362	(8)
Changes in operating assets and liabilities:
Accounts receivable	(5,914)	6,680
Prepaid expenses and other assets	(670)	270
Accounts payable	(3,609)	88
Accrued liabilities	1,690	(547)
Deferred revenues	6,782	3,924
Other noncurrent liabilities	70	66

Net cash provided by operating activities	10,026	15,106

Cash flows from investing activities:
Purchases of investments	(31,781)	(47,451)
Sales and maturities of investments	25,977	41,062
Purchases of property and equipment	(6,148)	(3,802)
Capitalized software development costs	(99)	—

Net cash used in investing activities	(12,051)	(10,191)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,448	1,256
Excess tax benefits from stock-based compensation	91	17
Principal payments under capital lease obligations	—	(267)

Net cash provided by financing activities	3,539	1,006

Effect of exchange rate changes on cash and cash equivalents	—	6

Net increase in cash and cash equivalents	1,514	5,927
Cash and cash equivalents at beginning of period	76,504	42,369

Cash and cash equivalents at end of period	$78,018	$48,296

Non-cash investing and financing activities:
Vesting of early exercised common stock options	$6	$29

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
Net income (loss)	$3,002	$(431)
Depreciation and amortization of property and equipment	3,084	2,707
Amortization of intangible assets	98	98
Interest expense	—	4
Provision for income taxes	1,841	182

EBITDA	8,025	2,560
Stock-based compensation	3,875	2,126
Other (income) expense, net	77	(16)

Adjusted EBITDA	$11,977	$4,670

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
GAAP gross profit	$29,529	$23,510
Plus: Stock-based compensation	328	149

Non-GAAP gross profit	$29,857	$23,659

GAAP income (loss) from operations	$4,920	$(261)
Plus: Stock-based compensation	3,875	2,126

Non-GAAP income from operations	$8,795	$1,865

GAAP net income (loss)	$3,002	$(431)
Plus: Stock-based compensation	3,875	2,126
Less: Tax adjustment	(1,332)	—

Non-GAAP net income	$5,545	$1,695

Non-GAAP net income per share:
Basic	$0.16	$0.05

Diluted	$0.15	$0.05

Weighted average shares used in computing non-GAAP net income per share:
Basic	33,775	32,516

Diluted	38,235	37,082

Qualys, Inc.

RECONCILIATON OF NON-GAAP DISCLOSURES

FREE CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
GAAP cash flows provided by operating activities	$10,026	$15,106
Less:
Purchases of property and equipment	(6,148)	(3,802)
Capitalized software development costs	(99)	—

Non-GAAP free cash flows	$3,779	$11,304